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                                                           Exhibit 21

                  SUBSIDIARIES OF THE RAYMOND CORPORATION (a)


                                                        Percentage of             State or Other
                                                        Voting Securities         Jurisdiction in
                                                        Owned                     Which Organized
                                                        -----------------------------------------
Dockstocker Corporation                                 100                   New York
(Subsidiary of Raymond Sales Corporation)

The Raymond Export Corporation                          100                   U.S. Virgin Islands

R.H.E. Ltd.                                             100                   Canada

Raymond Industrial Equipment, Limited                   100                   Canada
(Subsidiary of R.H.E. Ltd.)

Raymond Leasing Corporation                             100                   Delaware

Raymond Production Systems Corporation                  100                   California

Raymond Rental Corporation                              100                   New York
(Subsidiary of Raymond Leasing Corporation)

Raymond Sales Corporation                               100                   New York

Raymond Transportation Corporation                      100                   New York


(a) Unless otherwise noted, the Registrant is the Parent of the above listed company.

All above listed subsidiaries have been consolidated in the Registrant's financial statements.

The Registrant has additional operating subsidiaries, which considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary.